Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629

PHONE 937-596-6849 • FAX 937-596-7937

N E W S   R E L E A S E

Date:	June 7, 2012

Contact:	Peter B. Orthwein or Richard E. Riegel III

THOR ANNOUNCES THIRD QUARTER AND NINE MONTH RESULTS.

Thor Industries, Inc. (NYSE:THO) today announced results for the third quarter and nine months ended April 30, 2012. Consolidated sales for the quarter ended April 30, 2012 were $926,458,000, up 9% from $852,059,000 in the third quarter last year. Net income for the quarter was $41,341,000, up 3% from $40,008,000 in the third quarter last year. E.P.S. for the quarter were 78¢ versus 72¢ in the third quarter last year.

Consolidated sales for the nine months ended April 30, 2012 were $2,196,428,000, up 11% from $1,984,970,000 in the nine months last year. Net income for the nine months was $77,379,000, up 12% from $69,384,000 in the prior year period. E.P.S. for the nine months were $1.43 versus $1.26 in the period last year.

RV sales in the quarter ended April 30, 2012 were $807,196,000, up 9% from $742,797,000 in the quarter last year. Towable RV sales in the quarter were $680,472,000, up 9% from $624,631,000 in the prior year period. Motorized RV sales in the quarter were $126,724,000, up 7% from $118,166,000 in the quarter last year. RV sales in the nine months ended April 30, 2012 were $1,869,850,000 up 11% from $1,686,471,000 in the prior year period. Towable RV sales in the nine months were $1,623,782,000, up 15% from $1,411,882,000 in the nine month period last year. Motorized RV sales in the nine months were $246,068,000, compared with $274,589,000 in the prior year period. Bus segment sales in the quarter ended April 30, 2012 were $119,262,000, up 9% from $109,262,000 in the quarter last year. Bus segment sales in the nine months ended April 30, 2012 were $326,578,000, up 9% from $298,499,000 in the prior year period.

RV income before tax in the third quarter was $59,162,000, compared with $60,035,000 in the quarter last year. Towable RV income before tax in the quarter was $51,050,000, compared with $54,131,000 in the prior year period. Motorized RV income before tax in the quarter was $8,112,000, up 37% from $5,904,000 in the quarter last year. RV income before tax in the nine months was $115,970,000, up 10% from $105,164,000 in the nine month period last year. Towable RV income before tax in the nine months was $104,810,000, up 9% from $96,039,000 in the prior year period. Motorized RV income before tax in the nine months was $11,160,000, up 22% from $9,125,000 in the nine months last year. Bus segment income before tax in the quarter ended April 30, 2012 was $2,828,000, compared with $4,472,000 in the quarter last year, and was $10,693,000 in the nine months ended April 30, 2012, versus $17,683,000 in the prior year period. Bus segment income before tax includes a gain on involuntary conversion of $1,818,000 in the quarter ended April 30, 2011, and $8,651,000 in the nine month period ended April 30, 2011. Bus results for the current quarter and nine month period were also impacted by higher product liability costs.

Corporate net costs were $771,000 in the quarter ended April 30, 2012 versus $7,189,000 in the quarter last year, and were $9,300,000 in the nine months ended April 30, 2012 versus $24,362,000 in the prior year period. Corporate net costs for the current quarter and nine month period were favorably impacted by lower insurance costs, professional fees and compensation expenses.

“Thor has demonstrated solid top line revenue performance in the quarter and nine months ended April 30th, driven by improving RV and bus markets,” said Peter B. Orthwein, Thor Chairman & CEO. “The RV market continues to show retail sales improvement through May and the bus industry is also on an upward trajectory from last year. While Thor’s earnings and EPS are somewhat better than last year in both the third quarter and the fiscal year to date, the elevated RV promotional environment has thwarted further margin expansion. We are working diligently to improve our margins,” he added.

Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses and ambulances.

This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, fuel prices, lower consumer confidence, the level of discretionary consumer spending, interest rate increases, restrictive lending practices, increased material and component costs, recent management changes, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2011 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended April 30, 2012. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE 3 AND 9 MONTHS ENDED

APRIL 30, 2012 AND 2011

($000 except per share - unaudited)

	3 MONTHS ENDED APRIL 30,						9 MONTHS ENDED APRIL 30,
	2012		% Net Sales	2011		% Net Sales	2012	% Net Sales	2011	% Net Sales

Net sales	$926,458			$852,059			$2,196,428		$1,984,970
Gross profit	$109,470		11.8%	$108,484		12.7%	$243,828	11.1%	$232,705	11.7%
Selling, general and administrative	$46,963		5.1%	$50,386		5.9%	$121,668	5.5%	$136,019	6.9%
Amortization of intangibles	$2,756		0.3%	$2,734		0.3%	$8,380	0.4%	$7,298	0.4%
Impairment of trademarks	$—		0.0%	$1,430		0.2%	$—	0.0%	$3,466	0.2%
Interest income (net)	$835		0.1%	$904		0.1%	$2,625	0.1%	$2,798	0.1%
Gain on involuntary conversion	$—		0.0%	$1,818		0.2%	$—	0.0%	$8,651	0.4%
Other income	$633		0.1%	$662		0.1%	$958	0.0%	$1,114	0.1%

Income before income taxes	$61,219		6.6%	$57,318		6.7%	$117,363	5.3%	$98,485	5.0%
Income taxes	$19,878		2.1%	$17,310		2.0%	$39,984	1.8%	$29,101	1.5%

Net income	$41,341		4.5%	$40,008		4.7%	$77,379	3.5%	$69,384	3.5%

E.P.S. - basic	78	¢		72	¢		$1.43		$1.26
E.P.S. - diluted	78	¢		72	¢		$1.43		$1.26
Weighted avg. common shares outstanding-basic	52,879,877			55,829,122			54,162,411		55,079,700
Weighted avg. common shares outstanding-diluted	52,970,357			55,941,389			54,212,663		55,185,181

SUMMARY BALANCE SHEETS - APRIL 30, ($000) (unaudited)

	2012	2011		2012	2011
Cash and equivalents	$147,986	$59,247	Current liabilities	$345,006	$290,970
Restricted cash	—	1,000	Other liabilities	84,131	83,814
Accounts receivable	286,474	264,892	Stockholders' equity	813,817	804,718
Inventories	200,903	223,990
Deferred income tax and other	47,333	46,958

Total current assets	682,696	596,087
Fixed assets	163,372	166,498
Goodwill	245,209	245,766
Other intangible assets	116,982	128,219
Other assets	34,695	42,932

Total	$1,242,954	$1,179,502		$1,242,954	$1,179,502